Exhibit 10.94

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT

THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL

AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

INVESTIGATOR INITIATED STUDY

SUPPORT AGREEMENT

For clinical trials initiated by Erasmus University Medical Center Rotterdam

This Agreement, with an effective date of 24-11-2022

REGARDING	Combining anti-PD-L1 immune checkpoint inhibitor durvalumab with TLR-3 agonist rintatolimod in patients with metastatic pancreatic ductal adenocarcinoma for therapy efficacy. (DURIPANC) Study.
Protocol number: EudraCT:2022-003780-23, NL83224.078.22

IS MADE BETWEEN	Erasmus University Medical Center Rotterdam, organized in accordance with public law of the Netherlands (article 1.13,2 WHW), with a principal place of business at Dr. Molewaterplein 40, 3015 GD Rotterdam, the Netherlands, acting exclusively for and on behalf of its Department of Pulmonary Medicine hereinafter referred to as “Erasmus MC”, lawfully represented by Prof. dr. J.G.J.V. Aerts in his function as Head of the Department of Pulmonary Medicine (Hereinafter referred to as “Erasmus MC”),

AND	AIM ImmunoTech Inc., 2117 SW Highway 484 Ocala, Florida, United States (Hereinafter referred to as “AIM”);

WHEREAS:

(A)	Erasmus MC wishes to undertake a phase II, non-randomized, open-label, single-arm, single centre study with 2 subsequent phases entitled Durvalumab and Rintatolimod for patients with metastatic pancreatic ductal adenocarcinoma (hereinafter the “Study” It is understood that “Study” also encompasses the terms “trial” and “investigator-initiated trial”), the Protocol of which is attached hereto as Annex 1, (hereinafter “Protocol”).

(B)	AIM is interested in the Field (“Field” shall mean research and development of therapeutics for multiple types of cancers). AIM shall therefore provide assistance to Erasmus MC with support pursuant the terms and provisions of this Agreement.

Investigator Initiated Study Support Agreement	1

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IT IS HEREBY AGREED THAT:

1	CONDUCT OF THE STUDY

1.1.	Erasmus MC shall undertake the Study as the “Sponsor/verrichter” of the project as set down in the Protocol attached hereto and incorporated by reference and assumes all responsibilities of the Sponsor as defined under the EU Directive 2001/20/EC.

1.2	Erasmus MC is responsible for any legal and regulatory obligations associated with being the Sponsor/verrichter of the Study, including submission of the Protocol to the competent medical ethics committees (hereinafter referred to as “Ethics Committee”) and/or the competent authorities.

1.3	Erasmus MC will undertake this Study in furtherance of its goal of seeking new knowledge and improvement of patient care, and furthering its tasks and objectives as an academic research and diagnostic institution and medical interventional centre. None of the activities by Erasmus MC under or in connection with this Agreement can or shall be construed as an undertaking that the Study under or pursuant to this Agreement will lead to any particular and/or useful results.

1.4	It is explicitly acknowledged and understood by AIM that the Study conducted at Erasmus MC under this Agreement is investigational in nature. Hence, the Study conducted at Erasmus MC is limited to “best endeavors” only – in compliance with academic standards and good clinical practice – and that no warranty, either expressed or implied, is made regarding the outcome of the Study, or the merchantability or fitness of the results thereof for any particular purpose.

1.5	Erasmus MC will use its reasonable efforts diligently to carry out the Study set out in accordance with the Protocol.

1.6	Erasmus MC will use reasonable efforts to provide the facilities, medical staff and personnel required for such purposes.

1.7	The Study shall be conducted by Erasmus MC:

1.7.1	in accordance with the Protocol (and any amendments thereto as approved by the Ethics Committee);

1.7.2	with patients selected in accordance with and who meet, the criteria specified in the Protocol;

1.7.3	only after all necessary legal, regulatory or other approvals have been granted including, without limitation, those of the Ethics Committee and/or competent authority, and strictly in accordance with the terms of any such approval;

Investigator Initiated Study Support Agreement	2

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.7.4	in accordance with the requirements laid down by laws applicable in the country where the Study is conducted and notably, if relevant in the concerned country, in accordance with the Declaration of Helsinki and with the principles of good clinical practice as laid down by the ICH topic E6: ‘Good Clinical Practice: Consolidated Guideline’ and the ‘Notes for Guidance on Good Clinical Practice CPMP/ICH/135/95’ and all applicable local regulations; to which AIM shall also adhere;

1.8	Erasmus MC shall, always subject to prior approval of the Ethics Committee, be entitled to make changes to the Protocol.

2	RESPONSIBILITIES

2.1	Erasmus MC shall:

2.1.1	be responsible for the Study in accordance with Article 1 of this Agreement;

2.1.2	define its own set of SOPs (standard operating procedures) to be used for Study preparation and Study performance (including a quality assurance program and, if applicable, a delegation of tasks table).

2.1.3	set-up and maintain a Trial Master File (TMF) of the Study containing documents and written communications essential to the management of the Study. All documents to be filed in the TMF according to ICH GCP requirements must be clearly identifiable. The TMF must be kept in a secure location for the duration of the Study and archived after completion or premature termination of the Study in a secure facility for a minimum of 15 years.

2.1.4	be responsible for the data management of the Study, including the collection and analysis of the Study data, its inclusion in the Erasmus MC database, and its retention as required under applicable law;

2.1.5	be responsible for and comply with safety reporting obligations and their related activities under applicable laws and regulations. Erasmus MC shall send a list of all participating investigators to AIM;

2.1.6	will keep AIM informed on the progress and material developments in the conduct of the Study. In particular Erasmus MC will ensure that AIM is provided with:

2.1.6.1	a copy of the Ethics Committee approval and any approvals or authorizations for the Study, a notice of any withdrawal or amendments of such documents;

2.1.6.2	a copy of the periodic or annual reports, including safety reports and Ethics Committee updates, in advance of or at the same time as submission to Regulatory Authorities and/or the Ethics Committee;

2.1.6.3	a monthly status report, or as many times as reasonably necessary, throughout the duration of the Study, which shall summarize the work performed and the results achieved, including number of Subjects screened, enrolled, completed, withdrawn and/or in follow-up, identify any emerging safety-related issues, and an update on plans for publication of the Study;

Investigator Initiated Study Support Agreement	3

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

2.1.6.4	a copy of the Final Report and Publications as soon as they are available.

2.1.7	provide AIM with a copy of the final draft for submission of the publication (planned first quarter 2026) within an estimated period of 6 months after the final data lock of the Study (planned second quarter 2025), subject to section 7.1 of this Agreement ;

2.1.8	require clinical investigators and participating centers to handle any information provided by AIM in accordance with terms equivalent to the confidentiality provisions of Article 6 of this Agreement.

2.1.9	provide protocol and all protocol amendments to AIM which will be submitted by Erasmus MC for review by AIM which Erasmus MC will take into consideration. AIM cannot prevent amendment to the Protocol.

2.2	If changes to the Protocol are made, in such a way that AIM can be of reasonable opinion that it can no longer support the Study, AIM may terminate the Agreement upon written notice, before enrollment of any Study Subjects.

2.3	AIM shall:

2.3.1	provide full assistance and information pertaining to rintatolimod to Erasmus MC in order for Erasmus MC to undertake the Study in accordance with the Protocol and discharge its obligations and responsibilities set out in Article 1 hereto;

2.3.2	provide input on the design of the Protocol to ensure that the results of the Study can be used, meaning input to serve that the data collected under the Study could be used for regulatory purposes. Erasmus MC will take the input into reasonable consideration;

3	STUDY DRUG / MATERIAL / EQUIPMENT

3.1	AIM shall provide Erasmus MC, at AIM’s expense, a sufficient amount of the Study Drug (rintatolimod) throughout the Study, as is required according to the Protocol provided of input by AIM. AIM is not obligated to supply any further amount of Study Drug if the input provided to the amended Protocol is not reasonably taken into consideration.

3.2	Other than supplying the Study Drug to support the Protocol, no further monetary or material compensation is required or expected from AIM by Erasmus MC.

3.3	Erasmus MC is responsible for the storage and handling of the Study Drug from the date that Erasmus MC has received the Study Drug from AIM. AIM shall not be obligated to provide additional Study Drug to replace Study Drug lost or rendered ineffective by Erasmus MC for any reason including accidents.

3.4	Erasmus MC shall promptly report to AIM any adverse findings in relation to any Study Drug delivered to it, and AIM shall take such steps as are reasonably practicable in the circumstances to provide replacement Study Drug or otherwise to minimise the impact on the Study. AIM shall be solely responsible in accordance with Applicable Laws for reporting to Regulatory Authorities any complaints and for conducting any recalls relating to Study Drug which arise for any reason. If AIM and/or any Regulatory Authority deem that a recall of Study Drug is required, the recall strategy shall be developed by AIM and followed by the Institution with strict regard to the requirements in terms of timing and/or any other conditions imposed.

Investigator Initiated Study Support Agreement	4

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

3.5	Erasmus MC shall only use the Study Drug for the conduct of the Study and for no other purpose. Erasmus MC shall not transfer the Study Drug to any third party including partners without approval from AIM. Erasmus MC shall maintain complete and accurate records relating to the Study Drug.

3.6	The Study Drug shall remain the property of the AIM and any unused Study Drug shall be returned to AIM at AIM’s expense at the conclusion of the Study or be destroyed per institutional procedures at the request of AIM and documentation of destruction provided to AIM.

3.7	The Parties acknowledge that the Study Drug is being provided “as is,” without any warranties or representations of any sort, express or implied, including without limitation warranties of merchantability and fitness for a particular use. AIM makes no representation and provides no warranty that the use of the Study Drug in the Study will not infringe any patent or other proprietary right of third parties.

3.8	In no event shall Erasmus MC use the Study Drugs to attempt to (i) reverse engineer or determine in any way the chemical or biological structure of the Sponsor Material; (ii) determine the distribution and size of the Sponsor Material; or (iii) conduct research on Study Samples containing Study Drugs which is not specified in the Protocol and which is not directly related to the determination of the effect of Study Drug on a Study Subject.

3.9	Erasmus MC shall report any adverse events or adverse drug reactions (each as defined in the Protocol) that arise in relation to the Study to (i) AIM and the relevant Regulatory Authorities in accordance with the Applicable Laws; and (ii) any overseeing Ethics Committee in accordance with its policies.

4	LIABILITY AND INDEMNITY

4.1	Erasmus MC does not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed. Erasmus MC accepts no responsibility for any use that AIM may make of the data from the Study nor for advice or information given in connection with them. AIM shall indemnify Erasmus MC against consequences arising out of or in connection with any use that it may make of the results from the Study. AIM shall be liable for:

(i) AIM’s breach of this Agreement up to a maximum of the value of the contract sum brought in by AIM under this Agreement;

(ii) willful misconduct (“opzet”), a wrongful act, failure to comply with applicable laws and regulations or conscious recklessness (“bewuste roekeloosheid”) by AIM; or

(iii) the use of the results for or on behalf of AIM.

4.2	AIM will indemnify and hold harmless Investigator, Erasmus MC and its agents, officers, associated personnel and employees against any and all liability, loss, and damage they may suffer as the result of claims, demands, costs or injury (including death) to any person (patients included) or damage of any property arising out of:

(i)	a defect in the Study Drug, or non-compliance with applicable laws and regulations in manufacturing the Study Drug;

(ii)	AIM’s breach of this Agreement, willful misconduct (“opzet”), a wrongful act, failure to comply with the applicable laws and regulations or conscious recklessness (“bewuste roekeloosheid”) by or on behalf of AIM;

(iii)	The use of the Results for or on behalf of AIM.

Investigator Initiated Study Support Agreement	5

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AIM shall take out sufficient insurance for such claims.

4.3	Upon request, details of the insurance coverage shall be supplied to Erasmus MC. To the extent permitted by Applicable Laws.

4.4	Erasmus MC’s liability to AIM arising out of or in connection with this Agreement shall not exceed the amount of any financial support paid by the AIM to Erasmus MC and/or the value of the medicinal products used in the Study under this Agreement. The liability of Erasmus MC to AIM shall not extend to the loss of business or profit or to any incidental or consequential losses or damages, and in no event exceed the amount of fees payable by AIM to Erasmus MC under this Agreement. However, nothing in this Agreement shall restrict or exclude the liability of any Party in relation to death or personal injury caused by the negligence of that Party or its employees or to restrict or exclude any other liability of either Party which cannot be restricted or excluded under applicable law.

5	INTELLECTUAL PROPERTY RIGHTS

5.1	All information or material and rights (including intellectual property rights) relating thereto, including at least patents, patent applications, provisional patent applications, trademarks, trademark applications, and trade secrets owned by or licensed to a Party prior to the effective date of this Agreement or developed or obtained independently from this Study (“Background”) shall be and remain the sole property of that Party. In particular, Erasmus MC understands and acknowledges that the Study Drug, rintatolimod (Ampligen®) is the property of AIM ImmunoTech Inc and/or that it may be subject to certain intellectual property rights owned by or licensed to AIM. For the avoidance of any doubt, all rights to Ampligen® belong to AIM. AIM’s Background includes specific knowledge about and rights into the Study Drug that does not arise from this Study. Nothing in this Agreement shall be deemed to constitute or imply the granting of any license, immunity or other right under the Background of one Party to the other Party.

5.2	A non-limiting list of Background that AIM considers as possibly relevant to the Study will be added in Annex 3 of this Agreement. AIM grants to ERASMUS MC a free, non-exclusive, license under the Background of AIM for the sole purpose to execute the Study using Investigational Product from the effective date of this agreement until the earlier of: (a) completion of the Study; or (b) termination in accordance with Article 7 of this Agreement.

5.3	Erasmus MC shall own all rights and title in and to the Study Data, provided that Erasmus MC shall disclose relevant Study Data to AIM, and shall permit AIM to use the disclosed Study Data for any purpose.

5.4	AIM shall own all the rights and title in and to all inventions arising directly and indirectly from the Study, related to the Study Drug owned, commercialised, controlled or licensed by AIM, or the use thereof. For the remaining inventions, which cannot be attributed to any Party, all parties involved will, in good faith, negotiate equitable distribution of the rights in the new invention. Erasmus MC shall promptly disclose such inventions to AIM in writing following its creation.

5.5	Erasmus MC shall and shall ensure that the Study Site Staff and the Principal Investigator shall, grant non-exclusive licenses of such of their background Intellectual Property to AIM, and take all other reasonable steps and execute all other documents, as AIM may reasonably require from time to time in order to allow AIM to work any new inventions, solely related to the Study Drug or new inventions which are jointly owned.

5.6	Regardless of the abovementioned, the parties agree that AIM and ERASMUS MC individually retains the right at all times to use the Study Data and Inventions for research, educational purposes and patient care.

Investigator Initiated Study Support Agreement	6

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

6	CONFIDENTIALITY, PUBLICATION AND DATA ACCESS

6.1	For the purpose of this Agreement “Confidential Information” means, with respect to a Party, all information relating to the Study, that has been or will be disclosed by or on behalf of that Party (the “Disclosing Party”), to the other Party (the “Receiving Party”), directly or indirectly, in whatever form, including (without limitation) any data, reports, analyses, specifications, techniques, processes, technical information, ideas, know-how, trade secrets, patents, patent applications and inventions (whether or not patentable), drawings, designs and computer software, and which is, or which should reasonably be expected to be, of a confidential nature, including this Agreement and the terms and conditions hereof (except in case disclosure is needed to any organization administrating grants). Any orally disclosed information shall be summarized in writing by Disclosing Party and shall be delivered to Receiving Party in writing within thirty (30) days of disclosure. Neither Party shall, without the prior written permission of the Disclosing Party, use or disclose Confidential Information of the other Party to any third party except to the extent this may be required by applicable law or as necessary for the conduct of the Study. Confidential Information shall only be accessible for/disclosed to employees with a need to know for the conduct of the Study. In such matters disclosure shall take place under strict confidentiality obligations.

6.2	The obligations of confidentiality set out in Article 6.1 shall not apply to Confidential Information which is: (i) published or generally available to the public through no fault of the receiving Party, (ii) in the possession of the receiving Party prior to the date of this Agreement and is not subject to the duty of confidentiality; (iii) independently developed by the receiving Party and is not subject to a duty of confidentiality, (iv) obtained by the receiving Party from a third party and, to the knowledge of the Receiving Party, is not subject to a duty of confidentiality, (v) published in accordance with the publication section hereunder (in Article 6), or (vi) required to be disclosed by governmental agencies, or information of which disclosure is otherwise required by law, regulation or governmental or court order. In case of (v), such disclosure shall be as limited and confidential as possible.

6.3	Results of the Study shall be made publically available in accordance with academic standards, and AIM acknowledges the importance of Erasmus MC’s objective of publishing academic research results independently. Erasmus MC shall have the right of first publication. Erasmus MC has the right to freely publish or present scientific papers dealing with the Study (inter alia, but not limited to, its results).

6.4	Erasmus MC shall acknowledge AIM’s support with clear indication of the type of support in the publication. AIM has no right to veto any publication. In order to secure intellectual property arrangement, the parties agree:

Erasmus MC will provide a copy of the prospective publication at least thirty (30) days prior to publication to AIM for review. AIM may request modifications or delay within 14 working days from receipt of such draft, but these shall be considered justified only, if:

a.	the proposed publication includes Confidential Information provided by AIM (not being the Results of the Study);

b.	the proposed publication includes patentable Background and AIM anticipates that it wishes to exercise the Option to the extent such is reasonably necessary in order to protect intellectual property rights; or

Investigator Initiated Study Support Agreement	7

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

c.	the proposed publication would interfere with AIM’s patent filing efforts.

Upon receipt of such a request, the Parties shall discuss a solution in good faith. AIM may request a publication delay of at most thirty (30) calendar days to modify the publication protecting confidential information, unless the objection is based on (b) above, in which event the intended publication can be delayed for up to ninety (90) days to allow a patent application to be filed. Upon expiration of the term, Erasmus MC will be entitled to publish the proposed publication at its discretion and without further delay.

6.5	After the first publication of the Study results by Erasmus MC AIM shall be free to publish based on or referring to such results. For a period of one year following the first publication, AIM should consider the following:

6.5.1	AIM shall respect the principles of complete information, exactitude, and prudence.

6.5.2	AIM has no right to publish the draft publication received from Erasmus MC or use any content of that draft that was not in the final publication without specific written permission of Erasmus MC.

6.5.3	AIM shall submit its drafts to Erasmus MC prior to disclosure, regardless of their scientific or promotional objective.

6.5.4	Should AIM fail to meet the principles of complete information, exactitude, and prudence, Erasmus MC shall send AIM modifications, amendments and/or corrections within thirty (30) days of receipt of the draft referred to in Article 6.5.3 above.

6.5.5	AIM shall not unreasonably deny to implement or process Erasmus MC ‘s proposed comments. If AIM decides to ignore Erasmus MC’s proposed modifications, amendments and/or corrections, Erasmus MC reserves the right to publicly dissent to the publication and, if necessary, initiate all actions, including legal procedures, for the recognition and condemnation of AIM breach of its obligations under this Article 6.5 in compliance with local copyright laws.

6.6.	Erasmus MC will post the Study on a publicly available trial registry such as ClinicalTrials.gov.

7	TERM AND TERMINATION

7.1	This Agreement shall continue in full force until the earlier of:

a: completion of the Study including completion of the clinical study report and/or Manuscript/Publication of study results;

b: termination in accordance with Article 7.3 of this Agreement.

7.2	Termination on other grounds will not terminate this Agreement nor any obligations arising from it.

7.3	Each Party may terminate at its option and discretion this Agreement upon written notice to the other party with immediate effect in the following events:

a.	if one of the Parties is dissolved, becomes or is declared insolvent or a petition in bankruptcy has been filed against it;

Investigator Initiated Study Support Agreement	8

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

b.	any material breach of or imputable failure to comply with any of the terms or conditions of this Agreement or Protocol by the other Party, which breach or failure, if capable of remedy, is not remedied within thirty (30) days after receipt of the written notice from the aggrieved Party specifying the non-compliance and demanding such remedy. It is expected that such notice to terminate this Agreement shall not be issued until the matter in question has been raised in writing and discussed during the said 30-day period;

c.	if the purpose of the Study, as confirmed by the competent Ethics Committee, becomes obsolete;

d.	if, for reasons beyond the reasonable control of a Party, the continuation of the Study/this Agreement reasonably cannot be required from such Party (force majeure);

e.	if, through no fault of the Parties, the Study does not receive official approval from the Ethics Committee and/or competent authorities, or this approval is permanently revoked;

f.	if the Study ceases to be in the interest of the health of the Study patients as determined by the Ethics Committee or Competent Authority.

7.4	If the Agreement is terminated for reasons attributable to AIM, AIM shall pay all costs incurred and falling due for payment by Erasmus MC up to the date of termination, and also all expenditure falling due for payment after the date of termination which arises from commitments reasonably and necessarily incurred by Erasmus MC to provide work performed and the work which needs to be performed in order to allow for an orderly wind-down of the Study.

7.5	Erasmus MC shall be entitled to terminate the Study if it cannot ensure the financing of such Study to its end, without possibility for AIM to claim any damages or compensation. It is the clear understanding between the Parties that once a subject has been enrolled, such termination is just allowed in case of unexpected costs which arise after initiation of the Study and which would make the financing of the Study reasonably impossible; however subject to applicable law and regulations, inter alia, the CCMO-regulations and therewith 7.3 above.

7.6	In the event of premature termination of this Agreement, either partially or totally, as well as in case of termination of this Agreement by AIM, on grounds provided for in Articles 7.1, 7.3 and/or 7.3 of this Agreement, Erasmus MC shall immediately return any unused Study Drug to AIM at AIM’s expense or be destroyed per institutional procedures at the request of AIM and documentation of destruction provided to AIM.

7.7	Articles 2, 4, 5, 6 (6.1 during 5 years from termination), 7.4, 7.5, 7.6, this article 7.7, 8, 10, 11, 12.2 12.6 and 13 of this Agreement, as well as Annexes that include obligations reasonably needed to become fulfilled thereafter, shall remain in force after termination of this Agreement.

Investigator Initiated Study Support Agreement	9

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

8	FORCE MAJEURE

If performance of this Agreement by one of the Parties to this Agreement is prevented, hindered or delayed by unforeseen reason of any cause beyond this Party’s control, the other Party shall release the affected Party from its relevant contractual obligations for the duration of the event of Force Majeure and to the extent the obligations hereunder are affected by such event. The affected Party shall notify the other Party without delay, and provide a detailed description of the events, explaining the reason for its inability to perform or its delay in performance and specifying the period for which it is estimated that such inability or delay shall continue, at the latest within fifteen (15) days thereafter. If non-compliance lasts longer than thirty (30) days, the not-affected Party may terminate this agreement in accordance with Article 7.3.

9	AMENDMENT

This Agreement, including Annexes, cannot be amended or modified except by the express written consent of both Parties. No terms, conditions, understanding or Agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by both Parties.

10	ASSIGNMENT AND SUBCONTRACTING

Neither Party shall assign or transfer this Agreement or, sub-contract any of its obligations without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11	ANTI-BRIBERY AND ANTI-CORRUPTION

11.1	Prohibition. Erasmus MC each represents and warrants that it, its owners, directors, officers, employees, sub-contractors and agents will act in full compliance with any applicable anti-corruption laws and regulations, industry and professional codes of practice and will not offer, promise, pay or arrange for payment or giving of any benefit or advantage to any individual or entity, including but not limited to Public Officials, as defined below, in exchange for an improper advantage in any form either directly or indirectly. In particular, Erasmus MC may not offer, promise or pay a bribe in order to fulfill, obtain or retain (i) regulatory requirements, (ii) any kind of business including any commercial transaction to which AIM is a party, or (iii) any other improper advantage in connection with the business of AIM. Erasmus MC is prohibited to request, accept a promise of or receive any payment, benefit or advantage from any individual or entity for oneself or for a third party in return for giving another person or entity unfair preferences in the procurement of goods or commercial or other services. In case of any doubt regarding the question whether or not a particular transaction may be regarded as a bribe, Erasmus MC must seek prior advice and approval of AIM.

Investigator Initiated Study Support Agreement	10

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

11.2	Public Official. For the purpose of this Agreement, “Public Official” means any officer or employee of a local or foreign government or any department, agency, or instrumentality thereof, or of a public international organization as well as any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality, or for or on behalf of any such public international organization as well healthcare professionals, working in healthcare institutions, in which the central, regional or local government owns an interest or has control or which are paid partly or as a whole by the government. Regardless of whether or not such transfer might constitute a bribe, Erasmus MC may not transfer anything of value to a Public Official without the prior approval of AIM. Erasmus MC may not transfer anything of value to agents for the purpose of offering, promising, paying, receiving, soliciting, or arranging for the payment of, or reimbursing anyone for payment of, a bribe or a transaction of anything of value to a Public Official.

12	GENERAL PROVISION

12.1	Both AIM and Erasmus MC warrant and represent to the other that both have the full right and authority to enter into this Agreement and are unaware of any impediment that would inhibit their ability to perform their obligations hereunder.

12.2	Neither Party shall use the name or logo of the other Party, not that of any member if its staff, in any press release or product advertising or for any other commercial purpose without the prior written consent of the other.

12.3	Nothing in this Agreement shall create, imply or evidence any partnership between the Parties or the relationship between them of principal and agent.

12.4	Erasmus MC can work with other partners in addition to AIM as far as these collaborations do not result in a change of the agreed study design, or substantial changes of the Protocol, and intellectual property rights in section 5 above, and, as long as the partners agree to the terms of this Agreement. Any breach of this Agreement by the partners will be considered a breach of this Agreement by Erasmus MC. Erasmus MC agrees to inform AIM immediately if Erasmus MC become aware of any breach of this Agreement by Erasmus MC’s partner. Erasmus MC agrees to inform AIM and obtain approval from AIM about the other collaboration partners involved. AIM retains the right to withhold approval if the collaboration partners that are competitors of AIM or if the partners perform any experiments outside the Protocol.

12.5	The Parties agree that this Agreement is entered into irrespective of any sales transactions and that Erasmus MC is under no obligation to procure products manufactured and/or distributed by AIM in the future.

12.6	Legal notices under this Agreement should be addressed to the below and shall have effect from the day after receipt:

For Erasmus MC: Prof. dr. J.G.J.V. Aerts, head of Pulmonary Medicine, Erasmus MC [***]

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EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

For AIM: Peter.Rodino[***]; with copy to David.Strayer[***]and Chris.McAleer[***]

Day-to-day communication (study reports, Protocol information etc.) should be addressed to:

For Erasmus MC: Dr. J. Verhagen-Oldenampsen, project manager [***] and/or Drs. H. El Haddaoui, PhD student [***]

For AIM: David.Strayer[***] with copy to Diane.Young [***]

12.7	In case of any inconsistence between this Agreement and the Protocol, the Agreement shall supersede, except for clinical matters, for which the Protocol supersedes. The Agreement supersedes other annexes thereto. For clarity, the commitment to sign any additional document if necessary (as described in the letter of commitment) shall apply hereunder.

13	APPLICABLE LAW AND JURISDICTION

The validity and interpretation of this Agreement and the legal relation of the Parties to it and everything relating thereto, shall in all respects solely and exclusively be governed by the laws of the Netherlands, without regard to its conflicts of laws rules. The Parties shall attempt to settle all disputes arising out of or in connection with the present Agreement in an amicable way. In the event that such attempt should fail, the matter shall be exclusively brought before the competent court of Rotterdam, the Netherlands (or another Court in the Netherlands in case that would be exclusively competent in accordance with Dutch Law).

Annexes

Annex 1: Protocol

Annex 2: Investigational Products and additional materials provided by the AIM

Annex 3: A non-limiting list of AIM ImmunoTech Inc.’s Background

Investigator Initiated Study Support Agreement	12

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have caused this Agreement to be executed as of the date first above written.

Signed on behalf of

ERASMUS UNIVERSITY MEDICAL CENTER ROTTERDAM

acting as Sponsor:

	/s/ Prof. dr. J.G.J.V Aerts	Date:	November 24, 2022
Name:	Prof. dr. J.G.J.V. Aerts
Title:	Department of Pulmonary Medicine

Read and acknowledged by:

	/s/ Prof. dr. C.H.J van Eijck	Date:	November 24, 2022
Name:	Prof. dr. C.H.J. van Eijck
Title:	Principal Investigator

AIM ImmunoTech Inc.:

	/s/ Thomas K Equels	Date:	January 13 2023
Name:	Thomas K. Equels
Title:	Chief Executive Officer

Investigator Initiated Study Support Agreement	13

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Annex 1

Protocol

[***]

Investigator Initiated Study Support Agreement	14

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Annex 2

Investigational Products and additional materials provided by the AIM

[***]

Investigator Initiated Study Support Agreement	15

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Annex 3

A non-limiting list of AIM ImmunoTech Inc.’s Background

[***]

Investigator Initiated Study Support Agreement	16